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                                                                  EXHIBIT (b)(2)

[SUNTRUST LETTERHEAD]





June 26, 2000



Mr. E. Larry Ryder
Chief Financial Officer
Hooker Furniture Corporation
Hand Delivered

Dear Larry :

On behalf of SunTrust Bank, (the "Bank"), I am pleased to confirm the Bank's commitment to provide the following loan subject to the terms and conditions stated below.

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Borrower:                              Hooker Furniture Corporation

Amount:                                Up to $22,500,000
-------

Purpose:                               Loan to ESOP to purchase company stock
--------

Facility Description:                  10 year fully amortizing term loan
---------------------

Amortization:                          10 year mortgage amortization, with equal total payments
-------------

Final Maturity:                        2010
---------------

Pricing:                               Variable Rate of  Libor + 3/8 of 1%, currently 7.03%
--------                               Forward fixed rate swap effective 8/31/00, currently
                                       7.65%.*

                                       *Indication rates only based on one month
                                       Libor. Actual rates will be determined at closing.

Interest Period:                       Quarterly (Actual 360 day basis)
----------------

Prepayment Penalty:                    No prepayment penalty on variable rate portion
-------------------                    Two way make whole provision on  swap to fixed rate

Security Collateral:                   Unsecured with a negative pledge on all corporate assets excluding fixed
--------------------                   assets securing the IRB
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Proposed Covenants:                    Covenants representative of these type of transactions including but not
-------------------                    limited to:

                                       1. Minimum Debt Service Coverage of 2.25 times during fiscal 2000, 2001 and 2002, dropping to 1.75 times in years 2003,2004 and 2005 and increasing to 2.25 times thereafter. Debt Service Ratio is defined as follows:

                                       Net Income + Depreciation + Amortization + Interest + ESOP Contribution -
                                       Dividends  Divided by Interest + Current Maturities of Long Term Debt + ESOP
                                       Contribution

                                       2. Maximum Balance Sheet Leverage of 50% in fiscal years 2000,2001, 45% in 2002,2003, 40% in 2004,2005 and 30%
                                       thereafter. Balance Sheet Leverage is
                                       defined as follows:

                                       Borrowed debt/borrowed debt + equity

                                       Covenants will be tested quarterly.
                                       Hooker will provide SunTrust with a
                                       compliance certificate quarterly.


Conditions to Borrowing,               Loan Agreement to include conditions, reps & warranties
------------------------               and events default customary in this type of transaction
of Representations
------------------
& Warranties, Events
--------------------
of Default:
-----------

Expenses:                              Borrower will pay all legal expenses to prepare loan documents. SunTrust's
---------                              attorney will provide Hooker with a firm fee quote on legal expenses.

Governing Law:                          VA
--------------

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We appreciate the opportunity to work with you and wish you much continued
success. Please do not hesitate to call if you have any questions or comments. Thank you.

Sincerely,

/s/ Ellen L. Wood

Ellen L. Wood
Senior Vice President
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Agreed by:


Hooker Furniture Corporation


By:  /s/ Edwin L. Ryder 6/26/00
     ---------------------------
         Edwin L. Ryder

Title: Sr. Vice President - Finance & Admin.
       -------------------------------------